Exhibit 99.1

Penn Treaty American Corporation

2500 Legacy Drive, Suite 130

Frisco, Texas 75034

469-287-7044

www.penntreatyamerican.com

Press Release

For Immediate Release

Contact Eugene J. Woznicki, Chairman of the Board of Directors of

Penn Treaty American Corporation (PTAC), Penn Treaty Network America

Insurance Company (PTNA), and American Network Insurance Company (ANIC)

(469) 287-7044 or (469) 438-9742

Pennsylvania Court Denies Pennsylvania Insurance Department’s Petitions To Liquidate Long-Term Care Insurance Companies Penn Treaty Network America Insurance Company and American Network Insurance Company

Frisco, TX — MAY 9, 2012 — Penn Treaty American Corporation (OTC: PTYA.PK) (PTAC) today announced that in an unprecedented decision of significant national consequence, the Commonwealth Court of Pennsylvania has disallowed efforts by the

Pennsylvania Insurance Department (PID) to liquidate two long-term care insurance (LTCI) companies domiciled in Pennsylvania.

In the Court’s 164-page Memorandum Opinion and Order of May 3, 2012, issued after a 30-day trial and review of more than 1,000 pages of post-trial briefing and thousands of pages of trial exhibits, Judge Mary Hannah Leavitt denied the PID’s petitions to liquidate Penn Treaty Network America Insurance Company and its subsidiary American Network Insurance Company (the Companies). Headquartered in Allentown, Pennsylvania, the Companies are subsidiaries of PTAC of Frisco, Texas. The Companies’ policyholders reside in 49 states and the District of Columbia.

Describing the case as presenting “a serious indictment of the existing system of rate regulation of long-term care insurance” and holding that the Commissioner of the PID has “not undertaken a meaningful effort to rehabilitate the Companies and, to the contrary, has acted to frustrate rehabilitation,” the Court ordered that the PID “shall develop a plan of rehabilitation of the Companies, in consultation with the Intervenors [Eugene J. Woznicki and PTAC], and shall submit a plan no later than ninety (90) days following the date of this Order.”

The Court’s ruling is the first time a petition to liquidate an insurance company has been defeated in Pennsylvania. Nationwide, such petitions filed by state insurance departments are routinely granted.

The Companies issued LTCI policies that cover certain long-term health care costs of policyholders nationwide, helping pay for custodial or skilled care in a nursing home, an assisted living facility, or a person’s home. LTCI policyholders are guaranteed the right to renew policies irrespective of their age or health as long as the policyholder pays premiums. The policies permit future premium rate increases if actuarially supported for the entire policy form. Premium rates ordinarily cannot be increased without the approval of the insurance department of the state in which the policyholder resides. Over the years, many of those states’ insurance departments, including Pennsylvania’s, have denied or not fully approved the actuarially justified rate increases to which the Companies are entitled. The Companies’ policies issued before 2002 are referred to as OldCo policies. The OldCo policies are underpriced based on the current market for long-term care policies, but, as the Court recognized, they were reasonably priced when issued based upon available information. While the policies issued after 2002 do not need premium rate increases at this time, the OldCo policies do require rate increases. In the absence of receipt by the Companies of these justified premium rate increases, actuarial projections suggest that there will be insufficient funds to meet the Companies’ future obligations.

The Companies’ Boards of Directors consented to rehabilitations of the Companies shortly before entry of the Orders placing the Companies in rehabilitation in early 2009. Since then, the PID has been responsible for pursuing rehabilitations of the Companies. In late 2009, the PID sought Orders by which the rehabilitations would be terminated and the Companies would be liquidated. The Companies’ Boards authorized their Chairman, Eugene J. Woznicki, to intervene to defend against the petitions to liquidate. Mr. Woznicki and the Companies’ ultimate parent company, PTAC (collectively, the Intervenors), were permitted to intervene to defend against the petitions to liquidate, and they vigorously contested the PID’s efforts.

In order to convert a rehabilitation of an insurance company into a liquidation in Pennsylvania, the PID must prove that continued rehabilitation will be futile or substantially increase the risk of loss to, among others, the Companies’ policyholders. The Intervenors argued that the Rehabilitator could not meet this standard, and the Court agreed for these reasons, among others:

•                  The Companies have $1 billion in assets, no debt, and cash flow in excess of $200 million per year sufficient to meet all obligations as they come due. In spite of the PID’s decision to halt new premium rate increase filings without Court approval in 2009, the Companies’ assets actually grew in 2010. There are funds available to pay policy claims in full under any of the offered actuarial projections for many years to come.

•                  The Court rejected as “unreliable” and “too pessimistic” the “wildly fluctuat[ing]” projections of the PID’s actuarial expert, Milliman, Inc., on which the PID primarily relied to support the petitions to liquidate: “The Court rejects Milliman’s projected surplus. In the space of six months Milliman increased its projections [of future claims] for PTNA by over $1 billion, a revision of magnitude never before seen by any of the experts who testified.” The Court continued: “[t]he actuaries for both the Rehabilitator and Intervenors agreed that Milliman’s volte-face on its projected future claims was without precedent in their experience.” Moreover, “Milliman’s short term projections for 2010 missed the mark by more than 50%.” The Court found that “pessimism is seen throughout Milliman’s projections, whether intentional or coincidental.” Thus, the Court rejected the PID’s argument that it would be futile to continue the rehabilitation that was premised upon Milliman’s unreliable projections, as “a proverbial house of cards” in which the PID “shoots down the various proposed rehabilitation options based primarily upon speculation. . . .”

•                  The Intervenors submitted projections of their actuarial expert, Karl Volkmar of United Health Actuarial Services (United Health). The Court accepted United Health’s actuarial approach and rejected Milliman’s, finding Volkmar’s explanations for how he exercised his judgment more compelling.

•                  Intervenors presented testimony from their medical expert, Dr. Stephen Holland, M.D., regarding the extent to which medical, lifestyle, and other advances are expected to benefit the Companies’ claim costs in the future. Describing Dr. Holland’s knowledge as “both wide and deep,” the Court credited the testimony and proffered opinion by Dr. Holland “that the medical advances he identified together with lifestyle changes and new treatments will ameliorate the Companies’ future claim payments.”

•                  The Court pinpointed as a discrete condition that led to the need for rehabilitation that “[t]he Companies are saddled with inadequate rates on a subset of policies [OldCo] in a subset of problematic states.”

•                  The profitable NewCo line of business written beginning in 2002, and OldCo line of business in states where regulators have approved rate increases in a straightforward manner, are unfairly forced to subsidize this subset of underpriced policies. The Court ruled that “[i]n a rehabilitation these policies can be reformed and repriced.”

•                  The Court concluded that in light of the PID’s failure to approve needed premium rate increases in Pennsylvania, and actions taken by the PID that thwarted the Companies’ rate increase efforts and “discouraged other regulators from approving rate increases,” the PID could not meet its burden of showing that it would be futile to rehabilitate the Companies through premium rate increases. In addition, the PID did not demonstrate the futility of employing premium rate increases in concert with other rehabilitation approaches such as benefit reductions.

•                  The Court agreed with the Intervenors that rehabilitation plans may include a reduction of benefits paid under certain policies, describing benefit reductions as an “important tool of rehabilitation,” and stating that “there is no support for the

Rehabilitator’s position that this Court cannot modify policyholder benefits as part of an approved rehabilitation plan.”

•                  The Court ruled that the PID did “exactly what this Court in Legion stated that a rehabilitator should not do: he has treated the rehabilitation as a conservatorship to give him time to prepare for liquidation. The Rehabilitator stopped making rate increase filings over two years ago. He never drafted a formal rehabilitation plan, let alone presented one to the Court. Without a formal plan of rehabilitation, the Rehabilitator cannot make the case that a plan he never proposed or implemented is futile.”(1)

•                  The Court also agreed with Intervenors’ argument that a liquidation “is certain to cause harm to the policyholders, creditors and taxpaying public.” Specifically, “a liquidation will shift to the taxpayer the ultimate cost of a state’s refusal to grant actuarially sound rate increases because taxpayers will have to reimburse the guaranty funds.”

•                  The Court concluded that “[t]he Rehabilitator has not established that a rehabilitation, even one focused solely on rate increases, will not work. Rate increases will only benefit the estate regardless of the ultimate success of the rehabilitation. Although the course of rehabilitation is not certain, there is no evidentiary basis for holding that it will substantially increase the risk to the Companies’ policyholders. They will receive guaranty fund coverage whether liquidation is ordered now or in ten years. It is not a rehabilitation that increases the risk of loss to policyholders but, rather, a liquidation, which will cap policy benefits at the guaranty fund limits and deprive the policyholders of any choice in the matter.”

•                  The Court expressed significant concerns regarding the manner in which the requests for actuarially justified rate increases have been handled by certain state insurance departments: “The Rehabilitator’s evidence showed that rate regulation is governed by politics, not actuarial evidence or legal principles. The Rehabilitator has even included Pennsylvania in the list of problem states that have refused to approve the Companies’ actuarially justified rate increase filings for the OldCo policies. This case presents a serious indictment of the existing system of rate regulation of long-term care insurance.”

The ruling shed critical light on the practices of certain insurance regulators that have denied, delayed, or limited lawful and actuarially justified premium rate increases for political reasons at the expense of policyholders in other states where regulators have approved the same premium rate increase requests in a straightforward manner. As part

(1)                                 Legion refers to a prior case involving the rehabilitations and liquidations of Pennsylvania insurers Legion Insurance Company and Villanova Insurance Company.

of its decision, the Court ordered the Commissioner of the PID to prepare in consultation with the Intervenors a plan of rehabilitation that “must address and eliminate the inadequate and unfairly discriminatory premium rates” for the Companies’ policies that require premium rate increases.

Intervenor Gene Woznicki, Chairman of the Boards of Directors of the Companies and PTAC who has some 25 years’ experience with LTCI issues, welcomed the Court’s ruling: “As we have said all along, we believe that the Companies can be properly rehabilitated with a sincere and collaborative effort by the Rehabilitator and the Intervenors that includes pursuit of appropriate premium rate increases and other options, all to the benefit of the Companies and their policyholders. The Court’s ruling should serve as an impetus for a turnaround of the Companies as well as the LTC insurance industry, one that has been plagued by the consequences of failure of insurance departments to approve the premium rate increases needed from some policyholders so that all policyholders’ claims may be paid. Judge Leavitt complimented the parties on their diligence, careful thoroughness, and a commendable level of civility during these proceedings. I look forward to bringing those qualities to the table in working with Insurance Commissioner Consedine and his team to forge rehabilitation approaches that will put the Companies back on the track to solvency and beyond.”

According to the American Association for Long-Term Care Insurance, more than ten million Americans have purchased LTCI policies. But many companies have recently decided to no longer sell LTCI policies because of their inability to obtain actuarially justified premium rate increases from state insurance departments.

The Companies’ former CEO and current Director William W. Hunt Jr. served as a consultant to the Intervenors and was closely involved in analysis of trial strategy as well as rehabilitation options, as was the Companies’ Director Sean T. Mullen. Messrs. Woznicki and Hunt attended the entire trial and managed the Intervenors’ defense. They look forward to collaborating with the PID to fashion a rehabilitation approach that will benefit the Companies and their policyholders and prevent the Companies from being liquidated, a “remedy of last resort” to which the Court ruled the PID is not entitled.

The Intervenors were represented and advised by the Philadelphia office of Ballard Spahr LLP, by lead trial counsel and head of the firm’s Insurance Practice Group Douglas Y. Christian, litigators Damian L. DiNicola and Benjamin M. Schmidt, Business and Finance partner Justin P. Klein, and Senior Paralegal/Trial Support Specialist Keith A. Garland, Sr.

A copy of the Court’s Memorandum Opinion and Order in Michael F. Consedine, Insurance Commissioner of the Commonwealth of Pennsylvania v. Penn Treaty Network American Insurance Company, Nos. 4 and 5 M.D. 2009 (Pa. Cmwlth. May 3, 2012) is available at http://www.penntreatyamerican.com/investornews.asp. Questions may be directed to Eugene J. Woznicki at (469) 287-7044 or (469) 438-9742.

Many of the statements in this press release are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the rehabilitation proceedings, working with the Pennsylvania Insurance Department to form a plan of rehabilitation, and the ability to obtain premium rate increases and utilize other rehabilitation approaches, and are based on the reasonable assumptions of PTAC’s management and board of directors at the time of this press release. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those expressed or implied by any forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.